EXHIBIT 10.1

EXECUTION COPY

AGREEMENT

This Agreement (this “Agreement”) is made and entered into as of April 26, 2007, by and between InfoSpace, Inc. (the “Company” or “InfoSpace”), and the entities listed on Schedule A hereto (collectively, the “Sandell Group”) (each of the Company and the Sandell Group, a “Party” to this Agreement, and collectively, the “Parties”).

RECITALS

A. The Sandell Group beneficially owns, in the aggregate, 2,771,204 shares of the Company’s outstanding common stock, par value $.0001 per share (the “Common Stock”), and has initiated a proxy solicitation (the “Proxy Solicitation”) to elect three individuals to the InfoSpace Board of Directors (the “InfoSpace Board”) and to repeal any amendments to the Company’s bylaws that were adopted by the InfoSpace Board after February 12, 2003 (the “Bylaw Proposal”);

B. The Parties have agreed that the Sandell Group shall withdraw its nominees to the InfoSpace Board and terminate the Proxy Solicitation and that the Sandell Group will not present any nominees or proposals at the Company’s 2007 Annual Meeting of Stockholders (including any adjournment or postponement thereof, the “Annual Meeting”);

C. The InfoSpace Board has determined that it is in the best interests of the stockholders of the Company to appoint Nick Graziano to the InfoSpace Board as a Class II director, and to nominate Mr. Graziano for election as a Class II director at the Company’s Annual Meeting in place of William J. Ruckelshaus, and to recommend Mr. Graziano for election to the InfoSpace Board, and to appoint William J. Ruckelshaus to the existing Class I vacancy on the Board of Directors, after the Annual Meeting;

D. The Sandell Group has agreed to certain restrictions with respect to the Company prior to the end of the Standstill Period (as defined below), including refraining from submitting any stockholder proposal or director nominations at the 2007 Annual Meeting or at any other meetings of stockholders which may be held prior to the end of the Standstill Period (as defined below) and to vote in favor of the Company’s nominees for directors at the Annual Meeting;

E. The Company and the Sandell Group desire, in connection with the foregoing, to make certain covenants and agreements with one another pursuant to this Agreement.

NOW THEREFORE, in consideration of the covenants and premises set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto hereby agree as follows:

1. Upon the issuance of the press release referred to in Section 9, the Sandell Group withdraws its nomination of Nick Graziano, Jonathan R. Macey and Paul L. Schaut, withdraws the Bylaw Proposal, and withdraws and terminates the Proxy Solicitation. The Sandell Group shall also (i) promptly file with the Securities and Exchange Commission (the “SEC”) as soliciting material under Rule 14a-12 promulgated under Securities Exchange Act of 1934, as amended (the “Exchange Act”), the press release described in Section 9, the form of which is attached as Exhibit A hereto, and shall indicate that it is no longer soliciting proxies and does not intend to vote any proxies it has received or receives and (ii) take any other actions necessary to terminate the Proxy Solicitation.

2. (a) No later than seven (7) days after the date of this Agreement, Nick Graziano shall be appointed to the InfoSpace Board as a Class II director. The Company agrees that, and shall promptly amend the Schedule 14A filed by the Company and the InfoSpace Board to indicate that, (i) Richard D. Hearney, James F. Voelker and Nick Graziano (collectively, the “Nominees”) will be nominated by InfoSpace’s Board as the sole nominees for election as Class II directors at the Annual Meeting, (ii) William J. Ruckelshaus will not stand for election at the Annual Meeting, (iii) InfoSpace’s Board recommends a vote “for” the Nominees at the Annual Meeting, and shall solicit its stockholders to vote for such Nominees, (iv) proxies solicited by the InfoSpace Board will be voted “for” the Nominees at the Annual Meeting; (v) Mr. Graziano will be appointed as a member of a newly formed committee of the Board of Directors created for the purpose of evaluating and making recommendations concerning the Company’s business and strategy; (vi) William J. Ruckleshaus will be appointed to the Board of Directors to fill the existing Class I vacancy on the Infospace Board immediately following the Annual Meeting.

(b) The Company further agrees that, during his term of office as a director, Mr. Graziano may be replaced by another designee of the Sandell Group who is reasonably acceptable to the InfoSpace Board in the event that Mr. Graziano dies, is unable to perform his duties as a director, or is no longer associated with the Sandell Group.

3. The Sandell Group will cause all shares of Common Stock beneficially owned by it and its controlled affiliates to be present for quorum purposes and to be voted at the Annual Meeting, (a) in favor of election of the Nominees at the Annual Meeting; and (b) against approval of any proposal made in opposition to, or in competition with, any proposal or Nominee recommended by Company’s Board of Directors at the Annual Meeting. For purposes of this Agreement, “affiliate” has the meaning set forth in Rule 12b-2 promulgated by the SEC under the Exchange Act.

4. The Company agrees (i) to pay a special dividend to its stockholders aggregating at least $200 million as promptly as practicable after the date hereof (it being the Company’s intent that such special dividend be paid within thirty (30) days from the date hereof), (ii) to reauthorize, and not abandon such reauthorization, its previously authorized $100 million share repurchase program, and (iii) to form a Board committee to evaluate and make recommendations concerning the Company’s business and strategy.

5. During the period commencing with the execution of this Agreement and ending on the earlier to occur of (a) the date that is eighty (80) days prior to the date of the Company’s 2008 Annual Meeting of Stockholders (provided, however, that if the InfoSpace Board takes any action to amend the Company’s restated bylaws in such a manner as to increase the time period prior to the 2008 Annual Meeting of Stockholders by which a holder of the Company’s Common Stock must provide timely notice to the Company of (i) its nomination of a person or persons to the InfoSpace Board at a meeting of the Company’s stockholders, (ii) or of its proposal to bring business before a meeting of the Company’s stockholders (clause (i) and (ii) together, the “Stockholder Matters”), then the Standstill Period (as defined herein) shall expire ten (10) days prior to the date on which a stockholder must give notice to the Company with respect to any Stockholder Matters), and (b) a material breach by the Company of its obligations under this Agreement (the “Standstill Period”), neither the Sandell Group nor any of its controlled affiliates shall, without the prior written consent of the Company:

(a) acquire or agree to acquire, or publicly offer or propose to acquire, directly or indirectly, by purchase or otherwise, any voting securities or direct or indirect rights or options to acquire any voting securities of the Company or any subsidiary thereof, or any assets of the Company or any subsidiary or division thereof; provided, however, that nothing herein shall limit the ability of the Sandell Group to (i) transfer any voting securities or direct or indirect rights or options to acquire any voting securities of the Company to any of its controlled affiliates, so long as such any such controlled affiliates agree to be bound by the terms of this Agreement and execute a joinder agreement to this Agreement, in the form attached hereto as Exhibit B (a “Joinder Agreement”), or (ii) enter into any swap or other arrangement whereby it acquires the economic consequences of ownership of the Common Stock without also acquiring the voting or other rights, privileges or powers associated with the ownership of the underlying Common Stock;

(b) other than as provided in this Agreement, seek or propose to influence or control the management or the policies of the Company (provided that Mr. Graziano’s actions (or those of his replacement as contemplated by Section 2) as a member of the InfoSpace Board shall not be deemed to violate the foregoing) or to obtain representation on the InfoSpace Board (other than the nomination of Mr. Graziano as a Nominee), directly or indirectly engage in any activities in opposition to the recommendation of the Infospace Board (including the recommendation of the Nominees as the sole directors to be elected at the Annual Meeting), submit any proposal (whether pursuant to Rule 14a-8 or otherwise) or nomination of a director or directors for stockholder action, or solicit, or encourage or in any way participate in the solicitation of, any proxies or consents with respect to any voting securities of the Company; provided, however, that the foregoing shall not prohibit the Sandell Group from (i) making public statements (including statements contemplated by Rule 14a-1(l)(2)(iv) under the Exchange Act), or (ii) engaging in discussions with other stockholders (so long as the Sandell Group does not seek directly or indirectly, either on its own or another’s behalf, the power to act as proxy for a security holder and does not furnish or otherwise request, or act on behalf of a person who furnishes or requests, a form of revocation, abstention, consent or authorization, and such discussions are in compliance with subsection (d) hereof) (clause (i) and (ii), together, “Permitted Actions”) with respect to any transaction that has been public announced by the Company involving a recapitalization of the Company, an acquisition, disposition or sale of assets or a business by the Company where the consideration to be received or paid in such transaction exceeds $75 million in the aggregate, or a change of control of the Company (each, a “Material Transaction”);

(c) make any public announcement with respect to, or publicly offer to effect, seek or propose (with or without conditions) a merger, consolidation, business combination or other extraordinary transaction with or involving the Company or any of its subsidiaries or any of its or their securities or assets; provided, however, that nothing in this subsection (c) shall prevent the Sandell Group from taking Permitted Actions with respect to a Material Transaction;

(d) (i) form, join or in any way participate in a “group” as defined in Section 13(d)(3) of the Exchange Act, and the rules and regulations promulgated thereunder, other than a “group” that includes all or some lesser number of persons identified as members of the Sandell Group, or (ii) enter into any negotiations, arrangements or understandings with any third parties, other than members of the Sandell Group solely with respect to the existing members of the Sandell Group, in connection with becoming a “group” as defined in Section 13(d)(3) of the Exchange Act; or

(e) publicly seek or request permission to do any of the foregoing, request to amend or waive any provision of this paragraph (including, without limitation, any of clauses (a)-(d) hereof), or make or seek permission to make any public announcement with respect to any of the foregoing.

6. The Sandell Group agrees that, during the Standstill Period, it shall not offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend (other than in a customary commingled brokerage account in the ordinary course of business), or otherwise transfer or dispose of, directly or indirectly, any shares of Common Stock or any securities convertible into or exercisable or exchangeable, directly or indirectly, for Common Stock, whether any such transaction described above is to be settled by delivery of Common Stock or such other securities, in cash or otherwise (any such action a “Transfer”), in each case without the prior written consent of the Company; provided that the foregoing shall not restrict the Sandell Group from (i) a Transfer of any shares to a controlled affiliate which agrees to be bound by the terms of this Agreement and executes a Joinder Agreement, (ii) subject to compliance with law, the Transfer of shares in either (1) brokers’ transactions (within the meaning of Rule 144(g) of the Securities Act of 1933 (the “Securities Act”)), but not in transactions directly with a market maker (as defined in Section 3(a)(38) of the Exchange Act), or (2) private Transfers (including transactions with, or indirectly through, a market maker), in a single Transfer or series of related Transfers, which would not result in the ultimate purchaser of such shares of Common Stock from the Sandell Group beneficially owning, together with its affiliates, following such Transfer or Transfers, in excess of 5% of the Company’s Common Stock in the aggregate, or (iii) Transfers made pursuant to (x) tender offers in respect of the Company’s Common Stock made by the Company or any third party, or (y) repurchase offers in respect of the Company’s Common Stock made directly with the Company.

7. It is understood and that in consideration of the mutual promises and covenants contained herein, and after consultation with their respective counsel, the Company, on the one hand, and the Sandell Group, on the other hand, on behalf of themselves and for all of their past and present affiliated, associated, related, parent and subsidiary companies, joint venturers and partnerships, successors, assigns, and the respective owners, officers, directors, agents, employees, shareholders, consultants and attorneys of each of them (collectively “Affiliated Persons”), irrevocably and unconditionally release, acquit and forever discharge the other and all of their Affiliated Persons, from any and all causes of action, claims, actions, rights, judgments, obligations, damages, demands, losses, controversies, contentions, complaints, promises, accountings, bonds, bills, debts, dues, sums of money, expenses, specialties and fees and costs (whether direct, indirect or consequential, incidental or otherwise including, without limitation, attorney’s fees or court costs, of whatever nature) incurred in connection therewith of any kind whatsoever, whether known or unknown, suspected or unsuspected, in their own right and derivatively, in law or in equity or liabilities of whatever kind or character (the “Claims”), which the Parties have or may have against one another based upon events occurring prior to the date of the execution of this Agreement arising out of or related to the proxy solicitations being conducted by each of the Company and the Sandell Group in connection with the Annual Meeting (the “Released Matters”). The Parties acknowledge that this general release of claims includes, but is not limited to, any and all statutory and common law claims for, among other things, fraud and breach of fiduciary duty based upon events occurring prior to the date of the execution of this Agreement. The Parties intend that the foregoing release be broad with respect to the Released Matters, provided, however, this release and waiver of Claims shall not include claims to enforce the terms of this Agreement.

8. The Parties do hereby expressly waive and relinquish all rights and benefits afforded by California Civil Code Section 1542, and do so understanding and acknowledging the significance and consequences of such specific waiver of California Civil Code Section 1542.

The Parties acknowledge and understand that they are being represented in this matter by counsel of their own choice, and acknowledge that they are familiar with the provisions of California Civil Code Section 1542, which provides as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.

Thus, notwithstanding these provisions of law, the Parties expressly acknowledge and agree that this Section 8 is also intended to include in its effect, without limitation, all such claims which they do not know or suspect to exist at the time of the execution of this Agreement, and that this Agreement contemplates the extinguishment of those claims.

9. (a) Promptly following the execution of this Agreement, the Company and the Sandell Group shall jointly issue a mutually agreeable press release announcing the terms of this Agreement, in the form attached hereto as Exhibit A.

(b) During the Standstill Period, neither the Company nor the Sandell Group, nor any of their respective affiliates will, directly or indirectly, make or issue or cause to be made or issued any disclosure, announcement or statement (including without limitation the filing of any document or report with the SEC or any other governmental agency or any disclosure to any journalist, member of the media or securities analyst) concerning the other Party or any of its controlled affiliates, which disparages such Party or any of its controlled affiliates as individuals (provided that each Party, after consultation with counsel, may make any disclosure that it determines in good faith is required to be made under applicable law; and provided further, that the foregoing shall not prohibit the Sandell Group from taking a Permitted Action with respect to any Material Transaction).

10. The Sandell Group agrees it will cause its controlled affiliates to comply with the terms of this Agreement.

11. All notices, consents, requests, instructions, approvals and other communications provided for herein and all legal process in regard hereto shall be in writing and shall be deemed validly given, made or served, if (a) given by telecopy, when such telecopy is transmitted to the telecopy number set forth below and the appropriate confirmation is received or (b) if given by any other means, when actually received during normal business hours at the address specified in Exhibit C or such other address as may be given pursuant to this notice provision.

12. This Agreement constitutes the entire agreement between the Parties with respect to the subject matter hereof and supersedes all prior agreements understandings, both written and oral, among the parties with respect to the subject matter hereof, other than Nondisclosure and Non-Use Agreement, dated as of April 20, 2007 between the Company and the Sandell Group (the “Confidentiality Agreement”), as such agreement may be amended from time to time, which shall survive in accordance with its terms. No modifications of this Agreement can be made except in writing signed by an authorized representative of each the Company and the Sandell Group. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and assigns, and nothing in this Agreement is intended to confer on any person other than the parties hereto or their respective successors and assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

13. If at any time subsequent to the date hereof, any provision of this Agreement shall be held by any court of competent jurisdiction to be illegal, void or unenforceable, such provision shall be of no force and effect, but the illegality or unenforceability of such provision shall have no effect upon the legality or enforceability of any other provision of this Agreement.

14. Each Party agrees to take or cause to be taken such further actions, and to execute, deliver and file or cause to be executed, delivered and filed such further documents and instruments, and to obtain such consents, as may be reasonably required or requested by the other party in order to effectuate fully the purposes, terms and conditions of this Agreement. The Sandell Group shall cause Mr. Graziano to provide to the Company, as promptly as practicable, the information required by the rules and regulations of the SEC to be included with respect to Mr. Graziano in the Company’s proxy statement for the Annual Meeting. The Sandell Group acknowledges that Mr. Graziano (or his replacement as contemplated by Section 2) will be subject to all of the Company’s policies and procedures applicable to independent directors, including the Company’s policies concerning trading in the Company’s securities, and acknowledges that it is aware of the restrictions imposed by the federal securities laws on its trading in the Company’s securities.

15. Each of the Parties acknowledges and agrees that irreparable injury to the other Parties hereto would occur in the event any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached and that such injury would not be adequately compensable in damages. It is accordingly agreed by each of the Parties that a Party so moving (the “Moving Party”) shall each be entitled to specific enforcement of, and injunctive relief to prevent any violation of, the terms hereof and the other Parties hereto will not take action, directly or indirectly, in opposition to the Moving Party seeking such relief on the grounds that any other remedy or relief is available at law or in equity.

16. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware without reference to the conflict of laws principles thereof. Each of the Parties hereto irrevocably agrees that any legal action or proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by the other party hereto or its successors or assigns, shall be brought and determined exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware). Each of the Parties hereto hereby irrevocably submits with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to this Agreement in any court other than the aforesaid courts.

17. This Agreement may be executed in one or more counterparts which together shall constitute a single agreement.

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PLEASE READ CAREFULLY THIS AGREEMENT THAT INCLUDES

A RELEASE OF KNOWN AND UNKNOWN CLAIMS

IN WITNESS WHEREOF, each of the parties hereto has executed this Agreement, or caused the same to be executed by its duly authorized representative as of the date first above written.

INFOSPACE, INC.

By:	/s/ James F. Voelker
Name:	CHR./CEO
Title:	J.F. VOELKER

[Signature Page to Settlement Agreement]

SANDELL ASSET MANAGEMENT CORP.

By:	/s/ Thomas E. Sandell
Name:	Thomas E. Sandell
Title:	CEO

CASTLERIGG MASTER INVESTMENTS LTD.

By:	/s/ Thomas E. Sandell
Name:	Thomas E. Sandell
Title:	Authorized Signatory

CASTLERIGG INTERNATIONAL LIMITED

By:	/s/ Thomas E. Sandell
Name:	Thomas E. Sandell
Title:	Director

CASTLERIGG INTERNATIONAL HOLDINGS LIMITED

By:	/s/ Thomas E. Sandell
Name:	Thomas E. Sandell
Title:	Authorized Signatory

CASTLERIGG GLOBAL SELECT FUND, LIMITED

By:	/s/ Thomas E. Sandell
Name:	Thomas E. Sandell
Title:	Authorized Signatory

CGS, LTD.

By:	/s/ Thomas E. Sandell
Name:	Thomas E. Sandell
Title:	Authorized Signatory

CASTLERIGG GS HOLDINGS, LTD.

By:	/s/ Thomas E. Sandell
Name:	Thomas E. Sandell
Title:	Authorized Signatory

[Signature Page to Settlement Agreement]

SCHEDULE A

SANDELL GROUP

Sandell Asset Management Corp.

Castlerigg Master Investments Ltd.

Castlerigg International Limited

Castlerigg International Holdings Limited

Castlerigg Global Select Fund, Limited

CGS, Ltd.

Castlerigg GS Holdings, Ltd.

EXHIBIT A

FORM OF PRESS RELEASE

INFOSPACE AND SANDELL ASSET MANAGEMENT REACH AGREEMENT

BELLEVUE, Wash. (April 26, 2007) – InfoSpace, Inc. (NASDAQ: INSP) and Sandell Asset Management Corp. (“Sandell”), which owns 8.8% of the Company’s outstanding shares, today announced that they have reached an agreement that will avoid a proxy contest at the Company’s 2007 annual meeting of shareholders.

The settlement agreement, which will be incorporated into a report on Form 8-K to be filed by InfoSpace, incorporates several of Sandell’s suggestions, including: Nick Graziano of Sandell Management will be appointed to the Board of Directors immediately and nominated for election by the Board for the annual meeting on May 31, 2007; The Company will return $200 million of capital to shareholders through a special dividend that is expected to be paid within the next 30 days; In addition, the Board will reauthorize its $100 million share repurchase program; and Mr. Graziano will join a committee to evaluate the Company’s strategy to close what the Company believes is a gap between the current price of the Company’s shares and their intrinsic value. Also as part of the settlement, Sandell has agreed to abide by certain standstill provisions through February 2008.

“We are pleased that this matter has been resolved in a manner that serves the best interests of all InfoSpace shareholders,” said Jim Voelker, Chairman and Chief Executive Officer of InfoSpace. “This agreement will enable InfoSpace management to focus its efforts on improving the Company’s operations and avoid a costly and time consuming proxy contest. Also, as evidenced by our decision to implement a special dividend, we are committed to enhancing value for our shareholders. Our recent financial performance in our core business has been strong and we look forward to working with Sandell to build on the restructuring efforts that are underway.”

Thomas Sandell said, “We are pleased that we were able to work constructively and reach an agreement with InfoSpace to avoid a protracted proxy contest and commend the Company’s decision to return $200 million of capital to shareholders. As a member of the Board, Nick will work with the other board members and management to enhance the value of InfoSpace’s attractive assets.”

Nick Graziano is a Managing Director of Sandell Asset Management Corp., an investment manager, and has over 10 years of financial management experience. Previously, Mr. Graziano was an investment analyst with Icahn Associates Corp, the primary investment vehicle of Carl Icahn including Icahn Partners, a multi-billion dollar global hedge fund. Prior to joining Icahn Associates Corp, Mr. Graziano was Vice President in the Investment Banking Department of Thomas Weisel Partners.

About InfoSpace, Inc.

InfoSpace, Inc. is a leading developer of tools and technologies to help people discover and enjoy content and information—whether on a mobile phone or on the PC. The company’s mobile platform and applications, such as InfoSpace Find It! (www.infospacefindit.com), create programming and sales opportunities for carriers, while satisfying consumer demand for highly relevant mobile functionality and content. InfoSpace uses its proprietary metasearch technology to power a portfolio of branded Web sites, including Dogpile (www.dogpile.com), ranked highest in customer satisfaction by J.D. Powers and Associates, and Zoo (www.zoo.com), a new kid-friendly search engine, and provide private-label search and online directory services to consumers on a global basis. More information can be found at www.infospaceinc.com.

About Sandell Asset Management Corp.

Sandell Asset Management Corp. (and affiliated companies), with offices in New York, NY, London and Hong Kong, is a global investment management firm founded by Thomas E. Sandell that focuses on corporate event driven investing worldwide. Sandell often will take an “active involvement” in facilitating financial or organizational improvements that will accrue to the benefit of shareholders.

Forward-looking Statements

This release contains forward-looking statements relating to InfoSpace, Inc.’s settlement agreement with Sandell Asset Management Corp., the appointment of Nick Graziano to the Board of Directors, the return of $200 million of capital to the stockholders through a special dividend, the reauthorization of InfoSpace’s $100 million share repurchase program, and a committee to evaluate InfoSpace’s strategy to close what InfoSpace believes is a gap between the current price of InfoSpace’s shares and their intrinsic value that are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected. The words “believe,” “expect,” “intend,” “anticipate,” variations of such words, and similar expressions identify forward-looking statements, but their absence does not mean that the statement is not forward looking. Forward-looking statements include without limitation statements regarding closing the gap between the current price of InfoSpace’s shares and their intrinsic value, improvement of the Company’s operations, repurchase of InfoSpace stock, enhancing stockholder value and our restructuring efforts. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict. Factors that could affect InfoSpace’s actual results and the price of its shares include general economic, industry and market sector conditions, the progress and costs of the development of our products and services, the timing and extent of market acceptance of those products and services, our dependence on companies to distribute our products and services, the ability to successfully integrate acquired businesses, the successful execution of the Company’s strategic initiatives and restructuring plans, the performance under the agreement with Sandell, the timing of the dividend and the amount and timing of shares repurchased under the repurchase plan . A more detailed description of certain factors that could affect actual results include, but are not limited to, those discussed in InfoSpace’s most recent Annual Report on Form 10-K and quarterly reports on form 10-Q as filed from time to time, in the section entitled “Risk Factors.” Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release. InfoSpace undertakes no obligation to update publicly any forward-looking statements to reflect new information, events or circumstances after the date of this release or to reflect the occurrence of unanticipated events.

###

Contacts:

Stacy Ybarra, InfoSpace	Dan Katcher / Jamie Moser Joele
425.709.8127	Frank, Wilkinson Brimmer Katcher
stacy.ybarra@infospace.com	212.355.4449

EXHIBIT B

FORM OF JOINDER AGREEMENT

The undersigned hereby agrees, effective as of the date hereof, to become a party to that certain Agreement, dated as of April 26, 2007, by and among InfoSpace, Inc., a Delaware corporation (the “Company”), and the entities listed on Schedule A thereto (collectively, the “Sandell Group”) (the “Settlement Agreement”). By executing this joinder agreement, the undersigned hereby agrees to be, and shall be, deemed a “Party” and a member of the “Sandell Group” for all purposes of the Settlement Agreement, entitled to the rights and subject to the obligations thereunder with respect to the voting securities of the Company acquired from the Sandell Group.

The address and facsimile number to which notices may be sent to the undersigned is as follows:

Facsimile No.:

Name:
Date:

EXHIBIT C

ADDRESSES FOR NOTICE

if to the Company:

InfoSpace, Inc.
601 108th Avenue NE, Suite 1200
Bellevue, Washington 98004
Facsimile: (425) 201-6167
Attention: R. Bruce Easter, Jr.

with a copy to:

Wilson Sonsini Goodrich & Rosati
Professional Corporation
650 Page Mill Road
Palo Alto, CA 94304
Facsimile: (650) 493-6811
Attention: Jeffrey D. Saper

if to the Investors:

Sandell Asset Management Corp.
40 West 57th Street
New York, New York 10019
Facsimile: (212) 603-5710
Attention: Thomas E. Sandell

with a copy to:

Schulte Roth & Zabel LLP
919 Third Avenue
New York, NY 10022

Facsimile: (212) 593-5955
Attention: Marc Weingarten